UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 7, 2020

Tellurian Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-5507	06-0842255
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Louisiana Street, Suite 3100, Houston, TX	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(832) 962-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	TELL	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 7, 2020, Tellurian Inc. (the “Company”), entered into a placement agent agreement (the “Placement Agent Agreement”) with T.R. Winston & Company, LLC, as placement agent (the “Placement Agent”), pursuant to which the Placement Agent agreed to use its “reasonable best efforts” to arrange for the sale of shares of common stock of the Company in a registered direct offering (the “Offering”).

On February 11, 2020, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain accredited investors (the “Investors”) pursuant to which the Company sold, and the Investors purchased, 2,114,591 shares (the “Shares”) of common stock of the Company at an offering price of $6.36 per share. Net proceeds from the Offering, after deducting estimated fees and expenses, were approximately $13.1 million.

The Shares were offered and sold pursuant to an effective shelf registration statement on Form S-3ASR of the Company (Registration No. 333-235793) and a prospectus supplement dated February 7, 2020 to the base prospectus dated January 3, 2020.

Each of the Placement Agent Agreement and the Securities Purchase Agreement contains customary representations, warranties and agreements by the Company and customary closing conditions, obligations of the parties and termination provisions. Pursuant to the Placement Agent Agreement and the Securities Purchase Agreement, the Company has agreed to indemnify the Placement Agent and the Investors, respectively, against certain liabilities or in the case of the Placement Agent Agreement, to contribute to payments the Placement Agent may be required to make due to any such liabilities.

The foregoing descriptions of the Placement Agent Agreement and the Securities Purchase Agreement are not complete and are qualified in their entirety by the full text of the Placement Agent Agreement and the form of Securities Purchase Agreement, respectively, which are filed as Exhibits 1.1 and 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The legal opinion of Davis Graham & Stubbs LLP relating to the legality of the Shares sold in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

The representations, warranties and covenants contained in the Placement Agent Agreement and the Securities Purchase Agreement were made solely for purposes of such agreements and as of a specific date, were solely for the benefit of the parties to such agreements and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Placement Agent Agreement or the Securities Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01	Other Events.

Estimated Reserves

In its Annual Report on Form 10-K for the year ended December 31, 2019, the Company expects to report that, as of December 31, 2019, its oil and gas properties had 268.5 billion cubic feet of natural gas (Bcf) of estimated total proved reserves with a standardized measure valuation of approximately $53.2 million. The Company has not completed the audit of its financial statements for the year ended December 31, 2019, and the final reported standardized measure valuation may be different than the current estimate.

Cheniere Litigation

As previously disclosed, certain subsidiaries of the Company, and two of its directors, were named as defendants in a lawsuit brought by Cheniere Energy, Inc. (“Cheniere”) in July 2017. On January 30, 2020, Cheniere unilaterally withdrew the lawsuit, and all claims against the Company’s subsidiaries and directors were dismissed with prejudice.

Financing Alternatives

Consistent with its overall financing strategy, the Company is considering, and in some cases discussing with investors, various potential financing transactions, including issuances of equity-linked, equity and debt securities or similar transactions, to support its short- and medium-term capital requirements. The Company is unable to determine at this time whether any such financings will be completed in the near-term or at all and, if completed, in what size, but any such financing could be dilutive to the outstanding shares of common stock of the Company. The Company will continue to evaluate its cash needs and business outlook, and it may execute one or more transactions of this type in the future. The Company had cash, cash equivalents and restricted cash of approximately $68.5 million as of December 31, 2019.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
1.1	Placement Agent Agreement, dated as of February 7, 2020, by and between Tellurian Inc. and T.R. Winston & Company, LLC
5.1	Opinion of Davis, Graham & Stubbs LLP
10.1	Form of Securities Purchase Agreement, dated as of February 11, 2020, by and between Tellurian Inc. and the purchasers named therein
23.1	Consent of Davis, Graham & Stubbs LLP (included in Exhibit 5.1)
104	Cover Page Interactive Data File – the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELLURIAN INC.

By:	/s/ Antoine J. Lafargue
Name:	Antoine J. Lafargue
Title:	Senior Vice President and Chief Financial Officer

Date: February 11, 2020